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                                                                    EXHIBIT 99.1


            XTRA CORPORATION ANNOUNCES MERGER AND RECAPITALIZATION

               Stockholders to receive $65.00 per share in cash for 97% of fully diluted shares.

               Boston, MA - June 19, 1998 -- XTRA Corporation ("XTRA") (NYSE:
"XTR") announced today the signing of a definitive agreement providing for a merger of Wheels MergerCo LLC, a limited liability company newly formed by Apollo Management IV, L.P. ("Apollo"), on behalf of its managed funds, and Interpool, Inc. ("Interpool") (NYSE:IPX) with and into XTRA.

               Under the terms of the agreement, at the effective time of the merger, approximately 97% of the fully diluted shares of XTRA Common Stock will be converted into the right to receive $65.00 in cash (approximately $976 million). Pursuant to an election process, 500,000 shares of common stock of XTRA (representing approximately 10% of the ownership in the recapitalized company) will be retained by existing holders. Following the merger shares of XTRA will not be listed on the NYSE or quoted on the NASDAQ National Market. The transaction is intended to qualify as a recapitalization for financial reporting purposes.

               The total value of the transaction, including equity and debt, is approximately $1.9 billion. After the merger, XTRA will be capitalized with $325 million in equity, of which $292.5 million will be provided by the Apollo funds and Interpool (through its affiliate, Atlas Capital Partners) and $32.5 million will be represented by the retained interest held by existing shareholders of XTRA. Apollo has received commitments from Chase Manhattan Corporation and Credit Suisse First Boston to provide the debt financing necessary for the transaction.

               It is expected that following the merger transaction, the Apollo funds and Interpool will own approximately 90% of XTRA; and the existing shareholders will own the remaining 10%. The merger, which is expected to be consummated later this year, is subject to customary conditions including the approval of XTRA's stockholders, the availability of the contemplated financing, the qualification of the transaction as a recapitalization for accounting purposes, and the expiration of antitrust waiting periods. Under the merger agreement, XTRA has agreed not to declare or pay any dividends prior to the merger.

              Stockholders owning approximately 44% of the outstanding shares have agreed to vote in favor of the transaction.



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           XTRA's President and Chief Executive Officer, Lew Rubin, noted "This transaction is consistent with our commitment to shareholders and our stated strategy since 1990 to focus on maximizing shareholder value."

           Leon Black of Apollo stated: "We are excited about the prospect of participating in this recapitalization of XTRA and are committed to consummating the transaction on a timely basis."

           The XTRA Board has approved the merger and related transactions. Goldman, Sachs & Co. advised XTRA and provided a fairness opinion to XTRA's Board in connection with the transaction. Ropes & Gray is acting as XTRA's counsel.

           XTRA is a leading lessor, primarily on an operating basis, of freight transportation equipment, including over-the-road trailers, marine containers, intermodal trailers, chassis, and domestic containers. XTRA leases over-the-road and intermodal equipment throughout North America, predominantly within the United States, to contract and common carriers, railroads, and private fleet owners. In addition, XTRA leases marine containers worldwide to steamship lines.

                    XTRA Contact:           Apollo Contact:
                    Michael J. Soja         Michael Gross
                    (617) 367-7810          (212) 261-4009

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